EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make $35 Million Pension Trust Fund Contribution
WEST CHESTER, OH, April 20, 2010 — AK Steel (NYSE: AKS) announced today that its board of directors has authorized the company to make a $35 million contribution to its pension trust fund.  The contribution will be made during the second quarter.
Combined with a $75 million contribution that was made during the first quarter, the $35 million contribution announced today will satisfy the company’s pension funding obligation for 2010.  AK Steel’s pension contributions since 2005 total more than $1.1 billion.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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